Exhibit 99.1

May 5, 2004

Quarterly Report
First Quarter 2004

Our size is substantially larger than last year. Total assets were $520 million at the end of the first quarter, up 27% from $409 million the prior year. Most of these additional assets came from the acquisition of First Federal Savings Bank in Cynthiana late in 2003.

Operating results so far this year are very slightly behind last year. Earnings for the quarter were $1.15 million compared with $1.18 million for the first quarter of 2003. Earnings per share after dilution were 41 cents this quarter, down from 42 cents a year ago.

Sluggish loan demand continues to hold back our income. Including the acquisition, deposits are up over 22% while loans increased by less than 11%. Funds are going into our investment portfolio rather than loans. We have encouraged our lenders to be very active in seeking opportunities to bring more quality loans onto our balance sheet. Other banks are also seeing softer loan demand, so competition is stiff and margins are under some pressure. While no one can be certain of what the future holds, we are very well positioned if economic growth should pick up.

The bank convened an all day meeting in January to identify new ideas that would enhance profits either through cost savings or income generation. There were 24 specific projects that resulted. Over time these should contribute to our profitability.

We welcome Clark Nyberg, who joins Kentucky Bank as Vice President heading our Wealth Management Department. Clark comes to us from Bank One in Lexington. He brings more than 22 years of experience managing investments for trust clients, both large and small. We specialize in personal trust services. There are quite a few families and other organizations in the markets we serve that are good prospects for this service.

At the beginning of 2004 Senior Vice President Jim Shipp announced his plans to retire in April. Jim has been with our bank for 25 years. Recently his responsibilities were for branch administration and management of both our deposit products and our electronic convenience products. He has made valuable contributions to us by controlling our costs while at the same time developing a very high level of customer service. All his co-workers will miss him.



Buckner Woodford
President


                                         UNAUDITED
CONSOLIDATED BALANCE SHEET


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CONSOLIDATED BALANCE SHEET
                                                                                             Percentage
                                                       3/31/2004          3/31/2003            Change
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Assets
  Cash & Due From Banks                             $   12,309,299     $    9,151,965           34.5%
  Securities                                           157,294,738         96,184,662           63.5
  Loans Held For Sale                                    7,003,090          1,666,802          320.2
  Loans                                                313,512,254        283,159,601           10.7
  Reserve for Loan Losses                                3,937,194          3,438,693           14.5
    Net Loans                                          309,575,060        279,720,908           10.7
  Federal Funds Sold                                       752,000          3,022,000          -75.1
  Other Assets                                          33,723,536         19,707,087           71.1
     Total Assets                                   $  520,657,723     $  409,453,424           27.2%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                          $   64,063,207     $   54,599,700           17.3%
    Savings & Interest Checking                        145,274,542        114,150,183           27.3
    Certificates of Deposit                            176,181,353        145,930,082           20.7
      Total Deposits                                   385,519,102        314,679,965           22.5
  Repurchase Agreements                                 20,601,191          1,812,683         1036.5
  Other Borrowed Funds                                  64,679,305         44,380,117           45.7
  Other Liabilities                                      2,834,171          3,756,527          -24.6
    Total Liabilities                                  473,633,769        364,629,292           29.9
  Stockholders' Equity                                  47,023,954         44,824,132            4.9
    Total Liabilities & Stockholders' Equity        $  520,657,723     $  409,453,424           27.2%

CONSOLIDATED INCOME STATEMENT

                                                             Three Months Ending
                                                                                             Percentage
                                                       3/31/2004          3/31/2003            Change

Interest Income                                     $    6,266.788     $    5,662,056           10.7%
Interest Expense                                         2,195,703          2,041,680            7.5
  Net Interest Income                                    4,071,085          3,620,376           12.4
Loan Loss Provision                                        255,000            225,000           13.3
  Net Interest Income After Provision                    3,816,085          3,395,376           12.4
Other Income                                             1,562,464          1,670,184           -6.4
Other Expenses                                           3,824,133          3,404,584           12.3
  Income Before Taxes                                    1,554,416          1,660,976           -6.4
Income Taxes                                               404,478            477,898          -15.4
  Net Income                                        $    1,149,938     $    1,183,078           -2.8
Net Change in Unrealized Gain (loss)
  on Securities                                            371,994             20,728        -1694.6
  Comprehensive Income                              $    1,521,932     $    1,203,806           26.4%

Selected Ratios
  Return on Average Assets                                    0.89%              1.14%
  Return on Average Equity                                     9.6               10.6

  Earnings Per Share                                       $  0.41            $  0.43
  Earnings Per Share - assuming dilution                      0.41               0.42
  Cash Dividends Per Share                                    0.21               0.19
  Book Value Per Share                                       16.79              16.14

  Market Price                                                High            Low             Close
    First Quarter '04                                         $34.77          $31.79          $32.55
    Fourth Quarter '03                                        $38.00          $31.00          $33.90


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